EXHIBIT 99.1 - Press Release dated February 23, 2004


                 PENTHOUSE INTERNATIONAL COMPLETES $24.0 MILLION
                FINANCING WITH LAURUS FUNDS AND ACQUIRES GUCCIONE
                             NEW YORK CITY MANSION--


NEW YORK, NY: February 23, 2004: Penthouse International (OTC BB: PHSL) announced here today that it has completed the placement of $24.0 million in three-year, 7.5% convertible senior secured notes with Laurus Master Fund, Ltd. ("Laurus Funds"), a financial institution specializing in providing asset-based financing to public companies. The notes, acquired by Laurus Funds are secured by a first mortgage on the double townhouse located at 14-16 East 67th Street, New York, New York and occupied by Robert Guccione, Chief Executive Officer of General Media, Inc., Penthouse's 99.5% owned-subsidiary and the editor-in-chief of Penthouse Magazine.

Penthouse used the proceeds to acquire the 67th Street townhouse residence previously foreclosed upon by creditors of Mr. Guccione and his affiliates and to retire related institutional mortgage debt on the property held by affiliates of Deutschebank and Merrill Lynch.

General Media and its subsidiaries, the entities that own and operate Penthouse Magazine and its related adult entertainment businesses, are debtors-in-possession in a Chapter 11 bankruptcy case currently pending in the United States Bankruptcy Court for the Southern District of New York. General Media intends to propose a revised plan of reorganization under which all of its secured and unsecured creditors will receive greatly enhanced recoveries generated by an infusion of new capital into the company by Penthouse. This plan would supercede the current plan under which control of General Media and subsidiaries would be transferred to its bondholders, principally an affiliate of Marc Bell, formerly of Globix Corporation.

"We are encouraged to complete needed debt restructuring for the real estate," said Claude Bertin, Executive Vice President and Director of Penthouse International. "Under a lease agreement with Penthouse, Mr. Guccione will continue to reside at the townhouse and expects to continue to edit Penthouse Magazine from his private offices located on that site. His continued involvement with the magazine and related enterprises is a key factor in Penthouse's ability to refinance General Media and emerge from Chapter 11." Bertin added, "Longstanding media speculation about Mr. Guccione's demise will hopefully be ended with this transaction. We anticipate that Mr. Guccione will to continue to spend many more satisfying years living at 67th Street as will remain as Chief Executive of Penthouse Magazine publisher General Media and editor-in-chief the magazine."

The townhouse is reported as one of the largest residences in Manhattan. The historic property was originally built in approximately 1896 and has served as the personal residence of Mr. Guccione for nearly 30 years. Penthouse anticipates hosting promotional events at the mansion.

Through another subsidiary, Del Sol Investments LLC, Penthouse owns real property in Zijuantanejo-Ixtapa, Mexico and, subject to General Media and subsidiaries emerging from bankruptcy as a continuing operating affiliate of Penthouse, plans to develop a membership-based resort complex.

About Penthouse International, Inc.

Penthouse International, Inc., through its 99.5% owned subsidiaries General Media, Inc. and Del Sol Investments LLC, is a brand-driven global entertainment business founded in 1965 by Robert C. Guccione. General Media's flagship PENTHOUSE brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. General Media caters to men's interests through various trademarked publications, movies, the Internet, location-based live entertainment clubs and consumer product licenses. General Media licenses the PENTHOUSE trademarks to third parties worldwide in exchange for recurring royalty payments.


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Safe Harbor

This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the availability of DIP financing for the General Media subsidiary, the impact that public disclosures of the Company's liquidity situation and Chapter 11 filing may have on the Company's businesses, the fact that no assurances can be given that the General Media Plan of Reorganization will enhance the Company's competitive position, as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission. On August 12, 2003, General Media and its direct and indirect subsidiaries (the Debtors) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. Penthouse International, Inc. owns 99.5% of the capital stock of General Media. Penthouse did not file for protection under the Bankruptcy Code and its activities are not subject to Bankruptcy Court supervision. On December 22, 2003, the Debtors filed their Joint Plan of Reorganization and the disclosure statement with respect to the Plan (as such Disclosure Statement may be amended). If the Plan is confirmed pursuant to its current terms, no distribution on account of equity is proposed under its terms. For additional information, reference is made to publicly available documents filed with the bankruptcy court to determine the most current status of all matters related to the bankruptcy case of General Media. The website of the Bankruptcy Court is www.nysb.uscourts.gov.

For more information, contact:
     Gary Geraci
     OTC Financial Network
     781-444-6100 ext. 629
     garyg@otcfn.com